Form 4

1.  Hough, William R.
        One Beach Drive S.E.  #1002
        St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  08/01

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock




2. 8/01/01
   8/02/01
   8/07/01
   8/08/01
   8/09/01
   8/10/01
   8/13/01
   8/13/01
   8/13/01

3.  S
    S
    S
    S
    S
    S
    S
    S
    S


4.   300 (amount),  D, 16.750
  34,000 (amount),  D, 16.751471
   2,000 (amount),  D, 16.750
   2,000 (amount),  D, 16.750
   6,700 (amount),  D, 16.750
   2,000 (amount),  D, 16.750
  17,200 (amount),  D, 16.760116
   5,600 (amount),  D, 16.811964
   7,000 (amount),  D, 16.860429


5. -- 			6.  --	  	7. --
   --			    --   	   --
   --		     	    --         --
   --	                --	     	   --
   --		          --     	   --
   --	                --	         --
   --                 --		   --
   --                 --         --
   3,388,601          D         --
     149,600		    I         By spouse
     240,000		    I         By corporation (WRH Mortgage)
       5,600		    I		  By corporation (Royal Palm)
	85,798		    I         By corporation (WRH & Co.)
     105,400		    I         By trust       (Hough Family)







Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock Options
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Convertible Subordinated Debentures due 2014
    Convertible Subordinated Debentures due 2014
    Convertible Subordinated Debentures due 2014
    Convertible Subordinated Debentures due 2014
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Convertible Subordinated Debentures due 4-1-11







2.  28.937
    28.937
    28.937
    28.937
    18.0
    18.0
    18.0
    18.0
    10.875
    10.875
    10.875
    10.875
    10.875
    15.60

3.  5/19/98
    5/19/98
    5/19/98
    5/19/98
    9/23/99
    9/23/99
    9/23/99
    9/23/99
    5/16/00
    5/16/00
    5/16/00
    5/16/00
    5/16/00
    5/8/01




4.  --
    --
    --
    --
    --
    --
    --
    --
    --
    --






5.
--
--
--
--
--
--
--
--
--
--




6.  Date Exercisable	Expiration Date
5/19/98			5/19/04
5/19/99			5/19/04
5/19/00			5/19/04
5/19/01			5/19/04
9/23/99		      10/1/14
9/23/99			10/1/14
9/23/99		      10/1/14
9/23/99			10/1/14
5/16/00			5/16/10
5/16/01			5/16/10
5/16/02			5/16/10
5/16/03		      5/16/10
5/16/04			5/16/10
4/1/06                  4/11/01

7.  Title			Amount or Number of Shares
    Common Stock			1,250
    Common Stock			1,250
    Common Stock			1,250
    Common Stock			1,250
    Common Stock		    213,333
    Common Stock			2,777.77
    Common Stock			2,777.77
    Common Stock		     86,111.11
    Common Stock			  800
    Common Stock			  800
    Common Stock                 800
    Common Stock                 800
    Common Stock                 800
    Common Stock             237,179



8.  	--
     	--
     	--
     	--
     	--
     	--
     	--
	--
	--
      --



9.    	    1,250
          1,250
          1,250
          1,250
      3,840,000
         50,000
         50,000
      1,550,000
	   	800
    		800
		800
		800
		800
	3,700,000
10.    D
       D
       D
       D
       D
       I
       I
       I
	 D
	 D
	 D
	 D
	 D
       D


11.   --
      --
--
--
--
by corporation (Springhaven)
      by corporation (Royal Palm)
      by spouse
      --
	--
	--
	--
	--
	--





  /s/  William R5/19/01			5/19/04. Hough      9/5/01